CERTIFICATE OF CONVERSION OF A CORPORATION TO A LIMITED LIABILITY COMPANY

This Certificate of Conversion to a Limited Liability Company, dated as of November 10, 2009, has been duly executed and is being filed by CSC Holdings, Inc., a Delaware corporation (the “Corporation”), and Victoria D. Salhus, as an authorized person of CSC Holdings, LLC, a Delaware limited liability company, to convert the Corporation into a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et. seq. (the “LLC Act”), and Section 266 of the Delaware General Corporation Law, 8 Del. C. § 101 et. seq. (the “DGCL”).

1.     The name of the Corporation immediately prior to the filing of this Certificate of Conversion is “CSC Holdings, Inc.” and the name under which the Corporation was originally incorporated was “Cablevision Systems Corporation”.

2.     The date of filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was December 3, 1985.

3.     The name of the Delaware limited liability company into which the Corporation shall be converted, as set forth in its certificate of formation, is “CSC Holdings, LLC”.

4.     The conversion of the Corporation from a corporation to a Delaware limited liability company has been approved as required by Section 18-214(h) of the LLC Act and Section 266(b) of the DGCL.

5.     The conversion of the Corporation to a Delaware limited liability company is effective upon the filing of this Certificate of Conversion and the Certificate of Formation of CSC Holdings, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Conversion as of the date first stated above.

CSC HOLDINGS, INC.
By: /s/ Michael P. Huseby Name: Michael P. Huseby Title: Executive Vice President and Chief Financial Officer	By: /s/ Victoria D. Salhus Name: Victoria D. Salhus Title: Authorized Person